Exhibit 10.4

Z CORPORATION
NONEXCLUSIVE PATENT LICENSE AND SUBLICENSE AGREEMENT
WITH VOXELJET

This Agreement, effective as of the date set forth above the signatures of the parties below (the “Effective Date”), is between Z Corporation (“Z Corp.”), a Massachusetts corporation, with a principal office at 20 North Avenue, Burlington, MA 01803 and Voxeljet Technology GmbH (“Voxeljet”), a corporation registered in Amtsgericht Augsburg (#HRB 17081), with a principal place of business at Am Mittleren Moos 15, 86167 Augsburg, Germany.

RECITALS

WHEREAS, The Massachusetts Institute of Technology (M.I.T.) and Z Corp. have previously entered into a Patent License Agreement dated as of December 21, 1994, as amended to date (the “M.I.T. License”), pursuant to which M.I.T. granted to Z Corp. a license to its Three Dimensional Printing patent portfolio (the “M.I.T. Patents”, listed in Appendix A);

WHEREAS, Z Corp. has filed its own patents, some of which are of interest to Voxeljet (“Z Corporation Patents”, listed in Appendix A);

WHEREAS, Z Corp. is willing to grant to Voxeljet a non-exclusive sublicense to the M.I.T. Patents and a license to the Z Corporation Patents (collectively referred to as “Licensed Patents”) solely for the manufacturing, sale and operation of three dimensional printing equipment for the fabrication of plastic parts subject to specified conditions, and Voxeljet is willing to accept the grant of the license and sublicense subject to such conditions; and

WHEREAS, Z Corp. and Voxeljet desire to enter into a license and sublicense agreement upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, Z Corp. and Voxeljet hereby agree as follows:

1.                                      Definitions.

1.1                               “Field” shall means the manufacture, sale and operation of three dimensional printing equipment solely for the fabrication of plastic parts having a polymer matrix phase that is prepared utilizing a powder that contains at least 90% synthetic organic polymeric powder in a process that does not require post-processing other than liquid infiltration of printed parts.

1.2                               “Licensed Product” shall mean any product or part thereof that:

(a)                                 absent the license or sublicense granted hereunder, would infringe one or more claims of the Licensed Patents; or

(b)                                 is manufactured by using a Licensed Process or that, when used, practices a Licensed Process.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.3                               “Licensed Process” shall mean any process that, absent the license or sublicense granted hereunder, would infringe one or more claims of the Licensed Patents or which uses a Licensed Product.

1.4                               “Licensed Patents” shall mean those patents listed in Appendix A to this Agreement together with

(a)                                 any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the Licensed Patents to the extent the claims of such applications are directed to subject matter specifically described in the resulting patents; and

(b)                                 any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a) above.

1.5                               “Net Sales” shall mean the total amount of all consideration received by Voxeljet from unaffiliated third parties in arm’s length transactions (whether such transaction takes the form of a sale, lease or other use) for Licensed Products and Licensed Processes, less the following:

(a)                                 discounts allowed in amounts customary in the trade for quantity purchases, cash payments, prompt payments, wholesalers and distributors;

(b)                                 sales, use and excise taxes, tariffs and/or duties directly imposed on any sale of a Licensed Product or Licensed Process;

(c)                                  outbound transportation prepaid or allowed; and

(d)                                 amounts allowed or credited on returns.

1.6                               “Net Royalty Sales” shall mean Net Sales for which Voxeljet pays the royalty as a percentage (ie, [***]), as described in Section 4.2 (a)-first paragraph, but shall not include Net Sales for which Voxeljet pays the minimum fixed royalty (ie, [***] per machine) as described in Sections 4.2 (a)-last paragraph, (b) and (c).

1.7                               “Term” shall mean the term of this Agreement, which shall commence on the Effective Date and shall remain in effect until the earlier of (i) as to the M.I.T. Patents, the termination of the license to the M.I.T. Patents by Z Corporation or (ii) as to all Licensed Patents, the expiration or abandonment of all issued patents and filed patent applications within the Licensed Patents, unless earlier terminated in accordance with the provisions of this Agreement.

2.                                      Grant of Rights.

2.1                               License Grants.  Subject to the terms of this Agreement, Z Corp. hereby grants to Voxeljet for the Term a worldwide, nonexclusive license or sublicense under the Licensed Patents to develop, make, have made, use, sell, lease, offer to sell, offer to lease, and import

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Licensed Products in the Field and to develop and perform Licensed Processes in the Field. Voxeljet shall not have the right to sublicense the Licensed Patents.

2.2                               No Additional Rights.  Nothing in this Agreement shall be construed to confer any rights upon Voxeljet by implication, estoppel, or otherwise as to any technology or patent rights of Z Corp. or M.I.T. or any other entity other than the Licensed Patents, regardless of whether such technology or patent rights shall be dominant or subordinate to any of the Licensed Patents.

3.                                      Voxeljet Diligence Obligations.

3.1                               Voxeljet agrees to demonstrate reasonable efforts to commercialize the technology represented by the Licensed Patents in the Field.

3.2                               Voxeljet agrees to insert the following use restriction language verbatim in all of its Quotations, Acceptance of Purchase Orders, and all other equivalent documentation in connection with any sale or lease of the equipment by Voxeljet to its customers:

“USE OF EQUIPMENT

The Equipment (including any use of the Equipment), is subject to limitations imposed under a Nonexclusive Patent Sublicense Agreement between Voxeljet and Z Corporation, and is to be used solely for the fabrication of plastic parts having a polymer matrix phase that is prepared utilizing a powder that contains at least 90% synthetic organic polymeric powder in a process that does not require post-processing other than liquid infiltration of printed parts.  Other uses of the Equipment are strictly prohibited and may expose the user to liability for patent infringement.”

4.                                      Fees and Payment Terms.

For the rights, privileges and license and sublicense granted hereby, Voxeljet shall pay the following amounts to Z Corp. in the manner hereinafter provided until the earlier of the expiration or termination of the last of the Licensed Patents or until the end of the Term:

4.1                               Initial License Fee.  Voxeljet shall pay to Z Corp. a one-time license/sublicense fee of [***], which shall be paid as follows:  [***] within ten (10) days of the Effective Date; [***] within thirty (30) days of the Effective Date; [***] within sixty (60) days of the Effective Date; and [***] within ninety (90) days of the Effective Date.

4.2                               Royalties.  Voxeljet shall pay to Z Corp. a running royalty in an amount equal to

(a)                                 [***] of the first [***] in Net Royalty Sales; [***] of the next [***] in Net Royalty Sales; and [***] of all cumulative Net Royalty Sales over [***],

Subject in each instance to a minimum royalty of [***] for each 3D printer that is a Licensed Product.  For sales made after December 31, 2006, such minimum royalty shall be [***] for each 3D printer that is a Licensed Product.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(b)                                 If Voxeljet uses a 3D printer that is a Licensed Product, other than a 3D printer purchased from Z Corp., for making parts for internal use or for sale to third parties, Voxeljet shall pay to Z Corp. a royalty of [***], which amount will be credited against the royalty due under subsection 4.2(a) above if the Licensed Product is subsequently sold by Voxeljet.  For a 3D printer that is a Licensed Product, other than a 3D printer purchased from Z Corp., put into use after December 31, 2006 for making parts for internal use or for sale to third parties, such royalty shall instead be [***].  No further royalty shall be payable by Voxeljet to Z Corp. upon use and sale of parts made by a 3D printer that is a Licensed Product beyond the royalty described above.

(c)                                  If Voxeljet purchases a three dimensional printer that is a Licensed Product or related equipment from Z Corp. and modifies it for sale in the Field, Voxeljet shall pay to Z Corp., in addition to the purchase price for the equipment, a royalty of [***].  No further royalty shall be payable by Voxeljet to Z Corp. upon any subsequent sale of the equipment or sale of products made from the equipment to a third party.  Z Corp. shall not be obligated to provide any warranty or service agreement with respect to any three dimensional printer or related equipment, parts or accessories which are purchased, modified or re-sold by Voxeljet.

5.                                      Reports and Records.

5.1                               Voxeljet shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Z Corp. under this Agreement.  Said books of account shall be kept at Voxeljet’s principal place of business.  Said books of account and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain to the confidential inspection, upon at least one week written notice, by a designated representative of Z Corp. for the purpose of verifying Voxeljet’s royalty statement or compliance in other respects with this Agreement. Should any such inspection result in the discovery of a greater than Ten Percent (10%) discrepancy to Z Corp.’s detriment, as verified by a designated independent auditor of Z Corp., Voxeljet shall be required to pay the full cost of such inspection.  Z Corp. shall also have the right, upon at least 48 hours written notice, during normal business hours to inspect the operations and records of Voxeljet to ensure that it remains in compliance with the provisions of this Agreement.

5.2                               Voxeljet shall deliver to Z Corp. no later than thirty (30) days following the end of each calendar quarter during the Term, commencing with the calendar quarter ending September 30, 2004, true and accurate reports showing all Net Sales that occurred during the quarter in question.  The reports shall include at a minimum:

(a)                                 the number of Licensed Products manufactured, leased or sold by Voxeljet during such quarter, as well as the customer name, location and intended use;

(b)                                 the total Net Sales, Net Royalty Sales and Cumulative Net Royalty Sales, during such quarter, noting the applicable deductions provided in Section 1.5;

(c)                                  running royalties due under Sections 4.2 (a) and (b); and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(d)                                 total royalties due under this Agreement with respect to such calendar quarter.

5.3                               With each such report, Voxeljet shall pay to Z Corp. the royalties due and payable under this Agreement.  If no royalties shall be due, Voxeljet shall so report.  Any royalty payable under Section 4.2(c) shall be payable at the time such three dimensional printer or other equipment is purchased from Z Corp.

5.4                               All payments under this Agreement should be made payable to “Z Corporation” and sent to the address identified in Section 14.1.  Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.  All payments due under this Agreement shall be payable in United States dollars.  Any payments by Voxeljet that are not paid on or before the date such payments are due under this Agreement shall bear interest until payment is made, to the extent permitted by law, at the rate of two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due.  The payment of such interest shall not prevent Z Corp. from pursuing any other remedy it may have as the result of any late payment made by Voxeljet.

6.                                      Patent Prosecution.

6.1                               Responsibility for M.I.T. Patents.  Voxeljet acknowledges that M.I.T. shall have sole discretion to apply for, seek issuance of, maintain, or abandon the M.I.T. Patents during the term of this Agreement.

6.2                               Responsibility for Z Corporation Patents.  Voxeljet acknowledges that Z Corporation shall have sole discretion to apply for, seek issuance of, maintain, or abandon the Z Corporation Patents during the term of this Agreement.

6.3                               Payment of Expenses.  Payment of all fees and costs, including attorneys fees, incurred by M.I.T. relating to the prosecution and maintenance of the M.I.T. Patents are the responsibility of M.I.T. and licensees of the M.I.T. Patents as they exist from time to time.  Voxeljet shall be responsible for [***] of such expenses, which represents significantly less than Voxeljet’s pro-rata share of such expenses, to be paid as follows: [***] within ninety (90) days of the Effective Date; and [***] within one hundred and twenty (120) days of the Effective Date.  No further amount relating to payment of patent expenses shall be due or owing by Voxeljet during the term of this Agreement.

7.                                      Infringement.

7.1                               Notification of Infringement.  If it becomes so aware, Voxeljet shall inform Z Corp. and M.I.T. promptly in writing of any alleged infringement of the Licensed Patents by a third party and of any available evidence thereof.

7.2                               Right to Prosecute.  Voxeljet acknowledges that Z Corp. and M.I.T. shall have the right, but shall not be obligated, to prosecute at their own expense all infringements of the M.I.T.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Patents.  Z Corp. shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Z Corporation Patents.

7.3                               Cooperation.  In any infringement suit which M.I.T. or Z Corporation may institute to enforce the M.I.T. or Z Corporation Patents, Voxeljet shall, at Z Corp.’s expense, cooperate in all respects and, to the extent reasonably possible, have its then existing employees testify, and help locate former employees, when requested and make available relevant records, papers, information, samples, specimens, and the like, to the extent that they still exist.

8.                                      Indemnification and Insurance.

8.1                               Indemnification.

(a)                                 Indemnity.  Voxeljet shall indemnify, defend, and hold harmless M.I.T. and Z Corp. and their trustees, directors, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, sold, imported, or performed pursuant to any right or license or sublicense granted under this Agreement.

(b)                                 Procedures.  The Indemnitees agree to provide Voxeljet with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement.  Voxeljet agrees, at its own expense, to provide attorneys reasonably acceptable to M.I.T. and Z Corp. to defend against any such claim.  The Indemnitees shall cooperate fully with Voxeljet in such defense and will permit Voxeljet to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Voxeljet, if representation of such Indemnitee by the counsel retained by Voxeljet would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel.  Voxeljet agrees to keep M.I.T. and Z Corp. informed of the progress in the defense and disposition of such claim and to consult with M.I.T. and Z Corp. with regard to any proposed settlement.

8.2                               Insurance.  Voxeljet shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance which shall protect Voxeljet and Indemnitees with respect to events covered by Section 8.1(a) above.  Such insurance (i) shall be issued by an insurer licensed to practice in Germany, (ii) shall be endorsed to include product liability coverage, and (iii) shall require thirty (30) days written notice to be given to M.I.T. and Z Corp. prior to any cancellation or material change thereof.  The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for bodily injury including death; One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

property damage; and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for errors and omissions.  Voxeljet shall provide M.I.T. and Z Corp. with Certificates of Insurance evidencing compliance with this Section.  Voxeljet shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which Voxeljet continues (i) to make, use, or sell a product that was a Licensed Product under this Agreement or (ii) to perform a service that was a Licensed Process under this Agreement, and thereafter for a period of five (5) years.

9.                                      No Representations or Warranties.

NEITHER M.I.T. NOR Z CORP. MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.  Specifically, and not to limit the foregoing, M.I.T. and Z Corp. make no warranty or representation (i) regarding the validity or scope of the M.I.T. Patents, and (ii) that the exploitation of the M.I.T. Patents or any Licensed Product or Licensed Process will not infringe any patents or other intellectual property rights.

IN NO EVENT SHALL M.I.T., Z CORP., OR VOXELJET (EXCEPT AS PROVIDED IN SECTION 8.1), THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER M.I.T., Z CORP., OR VOXELJET SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

10.                               Assignment.

This Agreement is personal to Voxeljet and no rights or obligations may be assigned or otherwise transferred by Voxeljet without the prior written consent of Z Corp., which consent may be denied in Z Corp.’s absolute discretion.  Z Corp. acknowledges that Voxeljet may wish to assign this Agreement in the event of an “Acquisition” (as such term is defined below) of Voxeljet.  Z Corp. has no conceptual problem with such assignment as long as it is not counter to Z Corp.’s own business interests.  Because it is impossible to foresee every possible situation, Z Corp. shall have the right to terminate this Agreement by written notice to Voxeljet upon any Acquisition of Voxeljet, but, before taking such action, agrees to consider Voxeljet’s interests as well as its own in making the decision whether to terminate this Agreement.  Ultimately, Z Corp. shall make the decision based on its own business interests.  For purposes of this Section 10, the term “Acquisition” means (a) a sale, merger or consolidation in a single transaction or series of related transactions in which securities possessing more than 50% of the total combined voting power of Voxeljet’s outstanding securities are transferred to a person or persons different from the persons who held those securities immediately prior to such transaction, or (b) the sale,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

transfer, or other disposition of all or substantially all of Voxeljet’s assets to one or more persons (other than any wholly owned subsidiary of Voxeljet) in a single transaction or series of related transactions.

11.                               General Compliance with Laws.

11.1                        Compliance with Laws.  Voxeljet shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products and Licensed Processes.

11.2                        Export Control.  Voxeljet shall comply with all applicable laws and regulations controlling the export of certain commodities and technical data, including without limitation all U.S. Export Administration Regulations of the United States Department of Commerce.  Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries.  Voxeljet hereby gives written assurance that it will comply with all United States export control laws and regulations, that it bears sole responsibility for its violations of such laws and regulations and that it will indemnify, defend, and hold Z Corp. and M.I.T. harmless (in accordance with Section 8.1) for the consequences of any such violation.

11.3                        Non-Use of Z Corp. or M.I.T. Name.  Voxeljet shall not use the name of “Z Corporation”, “Massachusetts Institute of Technology,” “Lincoln Laboratory” or any variation, adaptation, or abbreviation thereof, or of any of their respective officers, directors, trustees, faculty, students, employees, or agents, or any trademark owned by Z Corp. or M.I.T., or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of Z Corp. and M.I.T.  The foregoing notwithstanding, without the consent of Z Corp. and M.I.T., Voxeljet may state that it is nonexclusively licensed or sublicensed by Z Corp. under one or more of the patents and/or patent applications comprising the M.I.T. or Z Corporation Patents.

11.4                        Marking of Licensed Products.  To the extent commercially feasible and consistent with prevailing business practices, Voxeljet shall mark all Licensed Products that are manufactured or sold under this Agreement or literature that accompanies the Licensed Products with the number of each issued patent under the Licensed Patents that applies to such Licensed Product.

12.                               Termination.

12.1                        Voluntary Termination by Voxeljet.  Voxeljet shall have the right to terminate this Agreement, for any reason, (i) upon at least six (6) months prior written notice to Z Corp., such notice to state the date at least six (6) months in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to Z Corp. through such termination effective date.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

12.2                        Cessation of Business.  If Voxeljet ceases to carry on its business related to this Agreement, Z Corp. shall have the right to terminate this Agreement immediately upon written notice to Voxeljet.

12.3                        Termination for Default.

(a)                                 Nonpayment.  In the event Voxeljet fails to pay any amounts due and payable to Z Corp. hereunder, and fails to make such payments within thirty (30) days after receiving written notice of such failure, in addition to all other rights and remedies available to Z Corp. under applicable law or this Agreement, Z Corp. may terminate this Agreement immediately upon written notice to Voxeljet.

(b)                                 Material Breach.  In the event Voxeljet commits a material breach of its obligations under this Agreement, except for breach as described in Section 12.3(a), and fails to cure that breach within thirty (30) days after receiving written notice thereof, in addition to all other rights and remedies available to Z Corp. under applicable law or this Agreement, Z Corp. may terminate this Agreement immediately upon written notice to Voxeljet.

(c)                                  Liquidated Damages.  In the event Voxeljet (or any third party who directly or indirectly acquires the Licensed Product or the rights to manufacture, use, sell or lease the Licensed Product or the Licensed Process from Voxeljet) sells, leases or uses any Licensed Product or Licensed Process outside the Field, Voxeljet shall immediately pay to Z Corp. as liquidated damages and not as a penalty, a payment of [***] with respect to each such Licensed Product.

(d)                                 Late Charge.  If Voxeljet fails to pay when due any royalty or other amount or charge which Voxeljet is obligated to pay under the terms of this Agreement, then Voxeljet shall pay Z Corp. a late charge equal to [***] of the royalty or other payment calculated from the due date.  Voxeljet acknowledges that any late payment under this Agreement will cause Z Corp. to lose the use of that money and incur costs and expenses not contemplated under this Agreement including, without limitation, administrative costs and processing and accounting expenses, the exact amount of which is extremely difficult to ascertain.  Voxeljet and Z Corp. agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Z Corp. for the loss suffered as a result of such late payment by Voxeljet.  The late charge is not intended to cover Z Corp’s attorneys’ fees and costs relating to delinquent payments.  Acceptance of any late charge shall not constitute a waiver of Voxeljet ‘s default with respect to such late payment by nor prevent Z Corp. from exercising any other rights or remedies available to Z Corp. under this Agreement.  In no event shall this provision for the imposition of a late charge be deemed to grant to Voxeljet a grace period or an extension of time within which to pay any amount due hereunder or prevent Z Corp. from exercising any right or remedy available to Z Corp. upon Voxeljet’s failure to pay such amount when due.

12.4                        Effect of Termination.

(a)                                 Survival.  The following provisions shall survive the expiration or termination of this Agreement:  Articles 1, 5, 8, 9, 11, 12, 13 and 14.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(b)                                 Pre-termination Obligations.  In no event shall termination of this Agreement release Voxeljet from the obligation to pay any amounts that became due under this Agreement on or before the effective date of termination.

13.                               Dispute Resolution.

13.1                        Mandatory Procedures.  The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement.  If either party fails to observe the procedures of this Article, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

13.2                        Equitable Remedies.  Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

13.3                        Dispute Resolution Procedures.

(a)                                 Mediation.  In the event any dispute, whether arising out of or relating to this Agreement remains unresolved within sixty (60) days from the date the affected party informed the other party of such dispute, either party may initiate mediation upon written notice to the other party (“Notice Date”), whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes (http://www.cpradr.org), except that specific provisions of this Article shall override inconsistent provisions of the CPR Model Procedure.  The mediator will be a Registered United States Patent Attorney selected from the CPR Panels of Neutrals.  If the parties cannot agree upon the selection of a mediator within fifteen (15) business days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator.  The parties shall attempt to resolve the dispute through mediation until the first of the following occurs:  (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within sixty (60) days after the Notice Date.

(b)                                 Trial Without Jury.  If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Article.

13.4                        Performance to Continue.  Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which the other party fails or refuses to perform its undisputed

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

obligations.  Nothing in this Article is intended to relieve Voxeljet from its obligation to make undisputed payments pursuant to this Agreement.

13.5                        Statute of Limitations.  The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Sections 12.3(a) are pending.  The parties shall cooperate in taking any actions necessary to achieve this result.

14.                               Miscellaneous.

14.1                        Notice.  Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, electronic mail with confirmation statement from the other side, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to Z Corp:	Z Corporation
20 North Avenue
Burlington, MA 01803
Attention: CEO
Tel: (781) 852-5005
Fax: (781) 852-5100

If to M.I.T.:	Technology Licensing Office, Room NE25-230
Massachusetts Institute of Technology
77 Massachusetts Avenue
Cambridge, MA 02139-4307
Attention: Director
Tel: (617) 253-6966
Fax: (617) 258-6790

If to Voxeljet:	Voxeljet Technology GmbH
Am Mittleren Moos 15
86167 Augsburg
Germany
Attention: CEO
Tel: +49 (0) 821 74 83 100
Fax: +49 (0) 821 74 83 111

All notices under this Agreement shall be deemed effective upon receipt.  A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

14.2                        Governing Law; Consent to Jurisdiction.  This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any dispute which may arise out of or in connection with this Agreement shall be adjudicated before a court located in Boston, Massachusetts and the parties hereby submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts located in Boston, Massachusetts and of the federal courts in Boston, Massachusetts with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and the undersigned each consents to the service of process in any such action or legal proceeding by means of express courier and facsimile transfer, return receipt requested, in care of the address set forth below or such other address as each shall furnish in writing to the other parties hereto.  In the event any such action is brought, whether at law or in equity, then the prevailing party shall be paid its reasonable attorney’s fees, expenses and disbursements arising out of such action.

14.3                        Force Majeure.  Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed; provided, however, that force majeure shall never excuse any delay by Voxeljet in making all payments under this Agreement in a timely manner.

14.4                        Amendment and Waiver.  This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

14.5                        Severability.  In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

14.6                        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

14.7                        Headings.  All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

14.8                        Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

The EFFECTIVE DATE of this Agreement is August 16, 2004.

Z Corporation		Voxeljet Technology GmbH

By:	/s/ Marina Hatsopoulos	By:	/s/ Ingo Ederer
Name:	Marina Hatsopoulos	Name:	Ingo Ederer
Title:	CEO	Title:	CEO

Approved as of the Effective Date:
The Massachusetts Institute of Technology
By:	/s/ John H. Turner, Jr.
Name:	John H. Turner, Jr.
Title:	Associate Director
Technology Licensing Office

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Appendix A

Licensed Patents

M.I.T. Patents

1)                                     M.I.T. Case No. 4972

Canada Patent No. 2031562, Issued November 22, 1994

European Patent Convention Patent No. 0431924, Issued January 31, 1996

France Patent No. 0431924, Issued January 31, 1996

Germany Patent No. P69025147.5, Issued January 31, 1996

Italy Patent No. 0431924, Issued January 31, 1996

Japan Patent No. 2729110, Issued December 12, 1997

Sweden Patent No. 0431924, Issued January 31, 1996

United Kingdom Patent No. 0431924, Issued January 31, 1996

United States of America Patent No, 5204055, Issued April 20, 1993

United States of America Patent No. 5340656, Issued August 23, 1994

“Three-Dimensional Printing Techniques”

by Michael J. Cima, John S. Haggerty, Emanuel M. Sachs and Paul A. Williams

2)                                     M.I.T. Case No. 5567

Canada Patent No. 2136748, Issued August 14, 2001

European Patent Convention Patent No. 0644809, Issued July 25, 2001

European Patent Convention Serial No. 00204516.9, Filed June 4, 1993

France Patent No. 0644809, Issued July 25, 2001

Germany Patent No. 0644809, Issued July 25, 2001

Japan Patent No. 2862674, Issued December 11, 1998

United Kingdom Patent No. 0644809, Issued July 25, 2001

United States of America Patent No. 5387380, Issued February 7, 1995

“Three-Dimensional Printing Techniques”

by David Brancazio, James F. Bredt, Michael J. Cima, Alain Curodeau, Tailin Fan, Satbir Khanuja, Alan J. Lauder, Sang-Joon J. Lee, Steven P. Michaels, Emanuel M. Sachs and Harald Tuerck

Z Corporation Patents

1)                                     US 5,902,441

“Method of Three-Dimensional Printing”

2)                                     US 6,007,318

“Method and Apparatus for Prototyping a Three-Dimensional Object”

3)                                     US 6,416,850

“Three-Dimensional Printing Materials System”

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

4)                                     WO 2001/34371 (Z Corp. Reference: “Materials 8”)

“Material System and Methods of Three-Dimensional Printing”

5)                                     WO 2001/78969 (Z Corp. Reference: “Materials 10”)

“Compositions for Three-Dimensional Printing of Solid Objects”

US 2001/0050031

“Compositions for Three-Dimensional Printing of Solid Objects”

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.